UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 7, 2021

APPLIED UV, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39480	84-4373308
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

150 N. Macquesten Parkway Mount Vernon, NY	10550
(Address of principal executive offices)	(Zip Code)

(914) 665-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AUVI	The Nasdaq Stock Market LLC
10.5% Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share	AUVIP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.01. Entry into a Material Definitive Agreement.

The disclosures set forth in Item 5.02(c) below are incorporated by reference into this Item 1.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Principal Executive Officer or Director

On December 7, 2021, Keyoumars Saeed, the Chief Executive Officer and a Director of the Board of Directors (the “Board”) of Applied UV, Inc. (the “Company”) and the Chief Executive Officer of SteriLumen, Inc., a wholly owned subsidiary of the Company (“SteriLumen”), resigned effective immediately.  Mr. Saeed’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(c) Appointment of Principal Executive Officer Director

The Board has appointed James Alecxih, age 57, as the Company’s Chief Executive Officer of the Company, and Director of the Board, pursuant to an two (2) year Employment Agreement dated December 9, 2021 between the Company and Mr. Alecxih (the “Employment Agreement”). The term of the Company’s directors, including Mr. Alecxih, expires at the annual meeting of stockholders to be held in 2022 or upon the election and qualification of successor directors. Mr. Alecxih was also appointed a President of SteriLumen.

The Employment Agreement provides Mr. Alecxih with: (i) a base salary of $400,000 per year, (ii) following the end of each calendar year beginning with the 2022 calendar year, an annual discretionary performance bonus targeted of up to 125% of the Mr. Alecxih’s base salary (the “Target Bonus”), based upon periodic assessments of Mr. Alecxih’s performance as well as the achievement of specific individual and corporate objectives determined by the Board or a committee thereof after consultation with Mr. Alecxih and provided to Mr. Alecxih in writing no later than the end of the first calendar quarter of the applicable bonus year. Under the terms of the Employment Agreement, Mr. Alecxih will also receive (i) 75,000 shares of restricted common stock of the Company and (ii) a ten (10) year option to purchase 175,000 shares of common stock of the Company, at a per share price equal to the fair market value on the effective date of the Employment Agreement (collectively, the “Equity Awards”). The Equity Awards shall be subject to a quarterly vesting schedule and vest evenly over a three (3) year period, commencing on the effective date of the Employment Agreement. No portion of the Equity Awards shall be vested on the effective date of the Employment Agreement. Any options granted by the Company to Mr. Alecxih that have vested shall terminate and not be exercisable ninety (90) days after his termination. Mr. Alecxih is entitled to four (4) weeks’ vacation time during each year and other benefits as described in the Employment Agreement. The foregoing summary does not purport to be complete and is qualified in its entirety by the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Mr. Alecxih brings 35 years of experience in the medical device industry and has helped, through a variety of positions, bring innovative medical device technologies to market. From 2020 to 2021 Mr. Alecxih was the Chief Executive Officer of ViveBio Scientific, which manufactures and sells both lateral and vertical flow blood storage devices that allow samples to be shipped to laboratories without the need for temperature control.  From 2018 to 2020, Mr. Alecxih served as the Chief Commercial Officer for Viewray, Inc where he established a commercial strategy for market adoption of the MRIdian system.  From 2015 to 2016 Mr. Alecxih served as the Chief Executive Officer for Free Air Inc., the manufacturer of an ULPA grade, portable, personal respirator that was designed to allow free movement in environments with extreme air pollution or highly contagious environments such as pandemics.  From 2000 to 2015 Mr. Alecxih worked for Intuitive Surgical, Inc. and was ultimately Senior Vice President, North America, South America, Australia & New Zealand. At Intuitive, Mr. Alecxih helped introduce the da Vinci Surgical System.  During his 15 years at Intuitive the company grew from first revenue to over $1.8B in sales and successfully introduced four new robotic models and multiple surgical applications.   Mr. Alecxih currently serves on the board of ViveBio Scientific and Athroba. He holds a Bachelor of Arts degree in Business from Le Tourneau University in, Longview Texas.

(d) Appointment of New Director

The disclosures set forth in Item 5.02(c) above are incorporated by reference into this Item 5.02(d).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement between the Company and James Alecxih, dated December 1, 2021
99.1	Press Release

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED UV, INC.

Date: December 9, 2021	By: /s/ Max Munn
Name: Max Munn
Title: President

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